Exhibit 10.110

Professional Services Agreement

This Professional Services Agreement (“Agreement”) is entered into by Ore Pharmaceuticals Inc. (“Ore”) and Philip L. Rohrer, Jr., (“Consultant”).

The parties hereto agree as follows:

1.           Term of Agreement.  This agreement will begin on April 1, 2009 and shall terminate on March 31, 2010.

2.           Scope of Work.  Consultant will perform the following tasks and services (collectively the “Services”).

•	Develop and provide the Chief Executive Officer (“CEO”) with perspectives on the finance, tax and accounting implications of various corporate restructuring and financing alternatives.

•	Assist the CEO in hiring a suitable replacement Chief Financial Officer (“CFO”) to be based in Cambridge Massachusetts.

•	Assist the CEO in evaluating acquisition or divestiture options.

•	Review and assist in preparing public filings as required.

•	Develop various forecasts and budgets as requested by the CEO.

•	Assist the CEO in researching and managing various equity grant strategies.

•	Provide the CEO with general business advice and consultation as required.

•	Provide transition services as needed.

•	Other tasks and projects as are mutually agreeable by the Consultant and the CEO.

Any request must be in writing or e-mail and specify the projects being requested.  Either party may suspend performance of the Services in whole or to specific projects upon written notice to the other, provided that Ore shall pay Consultant for all work performed through the date that notice of any such suspension is received by the recipient.  Consultant will perform Services only as requested by Ore’s CEO.

3.           Compensation.  Ore shall compensate Consultant for the performance of the Services as follows:

•	Nothing herein is intended to agree to use any specific number of hours or days of Services,

•	Ore shall pay Consultant for documented and invoiced Services performed hereunder at an hourly rate of $250 per hour for Services provided at Ore’s offices in Maryland.

•	Ore shall pay Consultant $2,000 for each day or part of day when Consultant provides Services in person at Ore’s request at any site other than Ore’s offices in Maryland or at his home.

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At such time as Ore’s equity plans allow for such grant and subject to approval by the Board of Directors, Ore will issue an option grant of a mutually acceptable quantity of shares with a mutually agreeable vesting schedule and with an exercise period for vested options post termination equal to at least 24 months.

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Reasonable expenses, with itemized receipts, incurred by Consultant in performance of the Services will be reimbursed. Consultant is familiar with Ore’s policies on reasonable travel and other business expenses and will comply with such policies.

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Consultant shall maintain a record of hours worked, Services performed and expenses incurred and shall submit such record to Ore monthly. Ore shall make payment for all Services to Consultant within thirty (30) days from Ore’s receipt of invoice.

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Ore will make available an office and computer facilities for use by Consultant when Consultant is at Ore’s offices. With prior approval by the CEO, Ore will also provide at its expense any other office equipment, telecommunication capabilities or other resources that Consultant may need to provide the Services. Ore will maintain consultant’s access to e-mail and office telephone service during the period consultant provides the Services.

4.           Manner of Performance.  Consultant will perform such Services in an efficient manner with diligence and care.  EXCEPT WITH RESPECT TO THE PARTIES’ OBLIGATIONS UNDER SECTION 7 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

All work requiring interaction with Ore staff shall be scheduled to occur during normal working hours or at other mutually convenient and acceptable times.

5.           Independent Contractor.  Consultant is an independent contractor, and nothing in this agreement or otherwise shall be deemed to confer upon Consultant the status of full-time or part-time employee or agent of Ore.  Nothing in this Agreement shall authorize or empower Consultant to obligate Ore in any way.  The relationship created by this Agreement is non-exclusive and Ore shall be free to acquire services similar to the Services from alternative sources without obligation to Consultant.

6.           Conflicts of Interest.  During the term of this Agreement, Consultant agrees not to provide services similar to the Services provided hereunder for any competitor of Ore.

7.           Confidentiality.  Consultant previously entered into a Proprietary Information and Inventions Agreement with Ore and hereby agrees that Sections 1, 2, 7 and 8 of said Proprietary Information and Inventions Agreement shall continue in effect during the term of this Agreement, including any extensions or renewals of this Agreement, and shall apply to additional information that, during the course of performing Services under this Agreement, Consultant may learn of and that Ore regards as confidential or proprietary.

At the termination of this Agreement, upon request, Consultant will return to Ore all documents, provided to Consultant related to the Services contemplated herein.

8.           Work Product.  All work product generated by Consultant pursuant to the Services shall be deemed, to the maximum extent permitted by applicable law, a “work for hire” and, to the extent it does not qualify as a “work for hire”, Consultant hereby assigns all right, title and interest to the work product to Ore.    Such work product shall be the sole and exclusive property of Ore, and Ore shall have the unilateral and unrestricted right to use or permit others to use such work product in any way.  Consultant shall perform all lawful acts requested by Ore to: (a) perfect Ore’s title to such work product, including the execution of any assignments; and (b) enable Ore or its nominee to obtain and maintain patent, copyright, trademark, trade secret, or other legal protection of such work product anywhere in the world. Notwithstanding the above, the wording of legal documents, accounting work papers and spreadsheets, forms and memoranda shall not be deemed works for hire if used by Consultant as forms in a different context not related to Ore and with no reference to Ore or proprietary information of Ore in any such document.

9.           Termination.  Notwithstanding the specified term of this Agreement, either of Consultant or Ore may terminate this Agreement without cause by giving the other party fifteen (15) business days prior written notice.  In addition, either party may terminate this Agreement effective the day of notice by giving the other party written notice of termination if the other party materially breaches any obligations under the Agreement.  Ore may terminate this Agreement effective the day of notice by giving Consultant written notice of termination if Consultant fails to provide the standard of performance of Services that substantially meets Ore’s reasonable expectations.  The provisions set forth in Section 7 (Confidentiality), and Section 8 (Work Product), as well as any other provision of this Agreement that reasonably may be expected to survive, shall survive the expiration or termination of this Agreement.

10.           Responsibility for Work, Limitation of Liability and Indemnification.  Consultant previously entered into an Indemnity Agreement with Ore  The parties agree said Indemnification Agreement shall continue in effect during the term of this Agreement, including any extensions or renewals of this Agreement, and shall apply to the performance of Services by Consultant under this Agreement to the same extent as if Consultant had remained an employee of Ore.  Notwithstanding the previous, any documents prepared or other Services provided by Consultant are advisory drafts, recommendations or suggestions only.  Ore shall determine whether to accept such drafts, recommendations and suggestions or to modify or reject them and shall be responsible for any and all consequences thereof.  Therefore, Ore agrees that Consultant shall not have any liability to Ore or anyone claiming by, through or for Ore with respect to the Services or anything resulting from the Services, except to the extent it is finally judicially determined to have resulted from Consultant’s intentional wrongdoing.  Ore further hereby agrees to indemnify and hold harmless Consultant from and against any claim, action, suit, proceedings (including those of shareholders), loss, cost, damage or expense resulting from claims, action suit or proceeding by any third parties, including stockholders, with regard to the Services or anything resulting from the Services, and to advance legal fees and expenses necessary to defend against such claims if any such claims are made. Ore agrees that it will not, without Consultant’s prior written consent, settle, compromise or consent to entry of any judgment in any matter for which Consultant may seek indemnification.  Ore acknowledges that the fees charged hereunder would have been higher and the Services provided would have been more limited had Ore not agreed to this provision and that this provision is therefore reasonable.

11.           General.

•	Consultant may not assign, transfer, or delegate any of his rights or obligations under this Agreement.

•	This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to any conflict of laws principles.

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If any term of this Agreement is found to be unenforceable in any jurisdiction, then such term shall be enforced to the maximum extent permitted by law, rather than voided, and the remaining terms of this Agreement shall remain in full force and effect.

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This Agreement and all Exhibits and other documents incorporated herein shall constitute the complete, final, and exclusive statement of the terms of the agreement between Consultant and Ore regarding the subject matter hereof, and shall supersede all prior or contemporaneous representations, understandings, and communications relating thereto.

Consultant has read this Agreement carefully and understands and accepts the obligations that it imposes on Consultant without reservation.  No promises or representations have been made to induce Consultant to sign this Agreement.  Consultant signs this Agreement voluntarily and freely.

IN WITNESS WHEREOF, the undersigned as authorized representatives of the parties have caused this Agreement to be executed on the dates set forth below.

Ore Pharmaceuticals Inc.	Philip L. Rohrer, Jr.

/s/ Mark J. Gabrielson	/s/ Philip L. Rohrer, Jr.
Signature	Signature
Mark J. Gabrielson	March 25, 2009
Printed Name	Date
Chief Executive Officer
Title

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